Exhibit 10.1

BLINK CHARGING CO.

5081 Howerton Way, Suite A

Bowie, Maryland 20715

__________, 2025

Envoy Technologies Inc.

8575 Washington Blvd.

Culver City, CA 90232

Re:	Envoy Technologies Inc. Loan Agreement

Dear Mr. Ohana:

This loan agreement is made as of __________, 2025, and sets forth the terms and conditions under which Blink Charging Co., itself or through entities it controls, including its wholly owned subsidiary, Blink Charging, Inc. (“Blink”), agrees to provide up to $_____ revolving loan commitment to Envoy Technologies Inc., a Delaware corporation and wholly-owned subsidiary of Blink (“Envoy”).

1. Loan Commitment.

(a) Subject to the terms and conditions hereof and the Non-Negotiable Promissory Note of even date herewith made by Envoy in favor of Blink (the “Note”), Blink agrees to make loans (each, a “Loan”) to Envoy, which amount includes any accrued and unpaid interest on amounts advanced and loaned by Blink hereunder. Envoy has been using and shall continue to use the proceeds of each Loan to finance the costs of its growth and development initiatives including, without limitation, the operations of Envoy since Blink acquired Envoy on April 18, 2023, and the costs in preparation for an initial public offering of Envoy’s common stock (“IPO”). The current outstanding principal amount of the loans subject to this Loan Agreement and that are already advanced to Envoy are in the amount of $___________, and any additional funds advanced to Envoy under this Loan Agreement, are covered by the Note and shall bear interest at a rate reflecting Blink’s cost of borrowing such funds and shall initially be five percent (5%) per annum, subject to adjustment on each semiannual anniversary hereof, as more fully set forth in the Note. Subject to Section 2 below, the maximum loan commitment may be reduced under certain circumstances.

(b) By written request signed by both Envoy’s CEO and CFO made to Blink, accompanied by a reasonable description of the proposed use(s) of such loan proceeds, Envoy may periodically request that Blink make a Loan in the amount specified therein and Blink shall make such Loan, provided that (i) no such request and loan shall exceed $1,000,000 combined during any thirty (30) day period and (ii) no Event of Default has occurred. Subject to Blink’s review and discretionary approval of the written request, Blink shall disburse the amount of the requested Loan by wire transfer of immediately available funds to an account or accounts designated in writing by Envoy, or by check if mutually agreed, within three (3) business days following Envoy’s written request. Each such request for a Loan shall constitute Envoy’s representation and warranty to Blink that no Event of Default (as such term is defined in the Note) exists at such time or is likely to occur after giving effect to such Loan.

(c) Subject to mandatory prepayment(s) as provided in Section 2 below and in the Note or upon the occurrence of an Event of Default or otherwise provided in the Note, the entire outstanding principal balance of the Note, together with all accrued interest thereon, shall be paid by Envoy by wire transfer of immediately available funds to an account or accounts designated in writing by Blink or by check if mutually agreed on by the seventh annual anniversary of the date hereof. The Note may, at the option of Envoy, be prepaid at any time in whole or in part, without premium or penalty.

2. Mandatory Payments.

(a) During the Note’s term, Envoy will repay, in whole or in part, the principal balance then outstanding of the Note, together with accrued interest, with the cash proceeds from any Financing obtained after the date hereof. “Financing” refers to the issuance of any note, bond, debenture, evidence of indebtedness, share of capital stock or any other security (“Securities”), as well as working capital financing, or asset-backed financing conducted in the ordinary course of business. Envoy’s obligation to pay the outstanding balance under the Note pursuant to the preceding sentence shall be superior and first in priority to any other use of the proceeds of a Financing, and Envoy agrees not to enter into any agreement or instrument during the Note’s term which would modify or alter the foregoing priority. However, Envoy shall not be required to pay down the loan by an amount greater than 10% of the total proceeds from any such Securities issuance.

(b) If no amounts are outstanding under the Note at the time of a Financing, the maximum loan commitment set forth in Section 1(a) above shall be reduced by the amount of the cash proceeds of any such Financing.

3. Change in Control. A Change in Control (as defined below) during the Note’s term shall be considered an Event of Default, in which case Envoy shall be required, unless waived by Blink in whole or in part, to pay the entire principal balance then outstanding of the Note, together with accrued interest, on or within ten (10) days following the Change in Control. A “Change in Control” shall be deemed to have occurred when (a) a third person or entity, including a “group,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Blink or its affiliate, Envoy Mobility Inc., becomes the beneficial owner of shares or other equity interests of Envoy having 25% or more of the total number of votes that may be cast for the election of directors (or managers) of Envoy and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors (or managers) of Envoy before such transaction shall cease for any reason to constitute at least a majority of Envoy’s Board of Directors (or Board of Managers).

4. Representations. Each of the Parties hereto represents severally and as to itself only that this loan agreement has been duly authorized, executed, and delivered by it and, assuming the due authorization, execution, and delivery of this loan agreement by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability (x) may be limited by bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

5. Notices. All notices, requests, and demands to or upon Envoy or Blink to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective Parties hereto:

Envoy:	Envoy Technologies, Inc.
58575 Washington Blvd.
Culver City, CA 90232
	Attn:	Chief Financial Officer

Blink:	Blink Charging Co.
5081 Howerton Way, Suite A
Bowie, Maryland 20715
	Attn:	Chief Financial Officer

(a) Miscellaneous. This loan agreement and the Note represent the entire agreement and understanding between Blink and Envoy with respect to the subject matter hereof. This loan agreement and the Note may not be amended except by an instrument in writing executed by Blink and Envoy. This loan agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law rules. This loan agreement may be executed in counterparts. This loan agreement is the product of the Parties’ negotiations and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this agreement and are expressly waived.

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If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of the terms of this loan agreement by signing and returning a copy of this loan agreement and the Note to the undersigned.

Very truly yours,

BLINK CHARGING CO.

By:
Name:	Michael Battaglia
Title:	President & CEO

Agreed and Accepted: this day of __________, 2025

ENVOY TECHNOLOGIES, INC.

By:
Name:	Aric Ohana
Title:	CEO

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NON-NEGOTIABLE PROMISSORY NOTE

Dated: ________, 2025

FOR VALUE RECEIVED, the undersigned, ENVOY TECHNOLOGIES, INC., a Delaware corporation ( “Envoy”), promises to pay to Blink Charging Co., a Nevada corporation (“Blink”), at the principal executive offices of Blink located at 5081 Howerton Way, Suite A, Bowie, Maryland 20715, or at such commercial bank within the United States of America as Blink may designate to Envoy from time to time, in lawful money of the United States of America and in immediately available funds, the outstanding amount of all loans made by Blink to Envoy from time to time in accordance with the provisions hereof. Envoy further agrees to pay interest in like money at such office or commercial bank on the unpaid aggregate principal amount hereof at a rate reflecting Blink’s cost of borrowing such funds and shall initially be five percent (5%) per annum, subject to adjustment on each semiannual anniversary hereof.

1. Principal and interest shall be due and payable in the manner set forth below:

(a) Accrued interest on the unpaid principal amount hereof shall be added to the outstanding principal amount of this Note in payment thereof. Notwithstanding the above, annual accrued interest for each calendar year shall be due and payable to Blink within 90 days following the end of each calendar year.

(b) Envoy shall repay, in whole or in part, the principal balance then outstanding of this Note, together with accrued interest, with the cash proceeds from any Financing obtained after the date hereof. “Financing” refers to the issuance of any note, bond, debenture, evidence of indebtedness, share of capital stock or any other security (“Securities”), as well as working capital financing, or asset-backed financing conducted in the ordinary course of business.. However, Envoy shall not be required to pay down the loan by an amount greater than 10% of the total proceeds from any such Securities issuance.

(c) The entire principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable, in cash, on the seventh (7) annual anniversary of the date hereof.

(d) All payments (including prepayments) made hereunder shall be applied first to the payment of accrued and unpaid interest, with the balance remaining applied to the payment of the unpaid principal balance of this Note.

(e) This Note may, at Envoy’s option, be prepaid at any time or from time to time in whole or in part, without premium or penalty.

2. This Note is issued pursuant to a Loan Agreement between Borrower and Lender, having the same date as this Note. All terms and conditions of the Loan Agreement are incorporated herein by reference.

3. Envoy is borrowing the principal sum of this Note to finance the costs of its growth and development initiatives including, without limitation, the costs in preparation for Envoy’s direct listing. This Note shall be non-negotiable.

4. Blink is authorized to record the date and amount of each loan made by it and the date and amount of each payment, prepayment, or reduction hereunder on the schedule annexed hereto and made a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

5.  Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed that the entire principal amount outstanding at any time under this Note, and all accrued and unpaid interest, shall immediately become due and payable (without demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice, all of which are hereby expressly waived by Envoy) upon the occurrence of any of the following events:

(a) the default in the payment of any interest or principal due under this Note, which default continues uncured for a period of ten (10) days;

(b) if Envoy shall make an assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts; or if a receiver or trustee shall be appointed for Envoy or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within thirty (30) days; or if proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against Envoy and, if contested by it, are not dismissed or stayed within thirty (30) days; or if any writ of attachment or execution or any similar process is issued or levied against Envoy or any significant part of its property and is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or if Envoy takes corporate action in furtherance of any of the foregoing;

(c) after a Change in Control, as provided, and as such term is defined, in the loan agreement; or

(d) any event of default which results in the acceleration of indebtedness of Envoy to any other person under any note, indenture, agreement or undertaking and that is not cured within thirty (30) days (each, an “Event of Default”).

6. All notices, requests, and demands to or upon Envoy or Blink to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective Parties hereto:

Envoy:		Envoy Technologies, Inc.
58575 Washington Blvd.
Culver City, CA 90232
	Attn:	Chief Financial Officer

Blink:		Blink Charging Co.
5081 Howerton Way, Suite A
Bowie, Maryland 20715
	Attn:	Chief Financial Officer

7. No failure or delay on the part of Blink in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. Envoy hereby waives demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice in connection with the delivery, acceptance, performance or enforcement of this Note.

8. In case any one or more events of default shall occur and be continuing, Blink may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding. Envoy shall pay all reasonable costs of collection when incurred, including reasonable attorneys’ fees.

9. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law rules.

IN WITNESS WHEREOF, Envoy has executed this Non-Negotiable Promissory Note as of the date first above written.

ENVOY TECHNOLOGIES, INC.

By:
Name:
Title:

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GRID PROMISSORY NOTE SCHEDULE

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Amount of Note	Available Loan Commitment	Notation Made By

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